As filed with the Securities and Exchange Commission on December 9, 2015

Registration No. 333-170964

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICA’S CAR-MART, INC.

(Exact name of registrant as specified in its charter)

Texas	63-0851141
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

802 Southeast Plaza Avenue, Suite 200, Bentonville, AR	72712
(Address of Principal Executive Offices)	(Zip Code)

AMERICA’S CAR-MART, INC. 2007 STOCK OPTION PLAN

(Full title of the plan)

Jeffrey A. Williams
Chief Financial Officer
America’s Car-Mart, Inc.
802 Southeast Plaza Avenue, Suite 200

Bentonville, Arkansas 72712

Telephone: (479) 464-9944

(Name, address and telephone number,
including area code, of agent for service)

Copy to:

Courtney C. Crouch, III
Mitchell, Williams, Selig, Gates &
Woodyard, P.L.L.C.
425 West Capitol Avenue, Suite 1800

Little Rock, Arkansas 72201

Telephone: (501) 688-8822

Facsimile: (501) 918-7822

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to the registration statement on Form S-8 (File No. 333-170964) filed by America’s Car-Mart, Inc., a Texas corporation (the “Corporation” or the “Registrant”), on December 3, 2010, is filed in order to deregister securities remaining under such registration statement.

On December 7, 2007, the Corporation filed a registration statement on Form S-8 (File No. 333-147915) to register an aggregate of 1,000,000 shares of common stock issuable under the Corporation’s 2007 Stock Option Plan (the “2007 Plan”).  On December 3, 2010, the Corporation filed a registration statement on Form S-8 (File No. 333-170964) to register an aggregate of 500,000 additional shares of common stock issuable under the 2007 Plan.  On June 10, 2015, the Corporation’s Board of Directors adopted, and on August 5, 2015, the Corporation’s stockholders approved the adoption of the Amended and Restated Stock Option Plan (the “Plan”), which amended and restated the 2007 Plan.

The terms of the Plan provide, among other things, that the shares authorized for issuance under the Plan include all shares available for delivery since the establishment of the 2007 Plan and that if any shares are not delivered to a participant because the stock option award is forfeited, canceled or settled in cash, the shares of common stock under such award will revert to and again become available for issuance under the Plan. As of the date of this Post-Effective Amendment No. 1, there are an aggregate of 1,173,000 shares of common stock issuable pursuant to awards granted under the 2007 Plan that are outstanding (such shares, the “Outstanding Award Shares”) and an aggregate of 82,250 shares of common stock not subject to outstanding awards that are available for grant under the Plan that are registered on the Corporation’s registration statements on Form S-8 (File Nos. 333-147915 and 333-170964) (such shares, the “Remaining Shares”) (the “Outstanding Award Shares” and the “Remaining Shares” are collectively referred to as the “Carried Forward Shares”).

This Post-Effective Amendment No. 1 is being filed to deregister all 500,000 shares of common stock registered on the Corporation’s registration statement on Form S-8 (File No. 333-170964), all of which are included in the Carried Forward Shares.  The Corporation is concurrently filing a separate post-effective amendment to its registration statement on Form S-8 (File No. 333-147915) to deregister the remaining Carried Forward Shares and a separate registration statement on Form S-8 to reflect that the Carried Forward Shares may be issued under the Plan, to carry over the filing fees for the Carried Forward Shares, and to register an additional 300,000 shares of common stock issuable under the Plan.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed (i) to reflect that the Carried Forward Shares may be issued under the Plan, and (ii) to carry over the registration fees paid for all the Carried Forward Shares from the registration statements on Form S-8 (File Nos. 333-147915 and 333-170964), filed for the 2007 Plan, to the registration statement on Form S-8 filed for the Plan, which is being filed contemporaneously with the filing of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bentonville, State of Arkansas, on this 9th day of December, 2015.

AMERICA’S CAR-MART, INC.

By:	/s/ Jeffrey A. Williams
Jeffrey A. Williams
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William H. Henderson and Jeffrey A. Williams, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ *	Chief Executive Officer and Director	December 9, 2015
William H. Henderson	(principal executive officer)

/s/ *	Chief Financial Officer and Director	December 9, 2015
Jeffrey A. Williams	(principal financial and accounting officer)

/s/ *	Director	December 9, 2015
Daniel J. Englander

/s/ Kenny Gunderman	Director	December 9, 2015
Kenny Gunderman

/s/ Eddie L. Hight	Director	December 9, 2015
Eddie L. Hight

/s/ *	Director	December 9, 2015
J. David Simmons

/s/ *	Director	December 9, 2015
Robert Cameron Smith

* By /s/ Jeffrey A. Williams

Jeffrey A. Williams

As Attorney-in-Fact pursuant to a power of attorney included in the original registration statement on Form S-8 filed on December 3, 2010.